Exhibit 23.1

Consent of Independent Registered Public Accountants

Board of Directors

AgEagle Aerial Systems, Inc. (FKA Enerjex Resources, Inc.)

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 23, 2018 , which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the consolidated financial statements of in AgEagle Aerial Systems, Inc.’s (FKA Enerjex Resources, Inc.) which appears in this Registration Statement on Form S-1.

/s/ RBSM LLP

New York, New York

July 23, 2018